EXHIBIT 5.1

                         ELLENOFF GROSSMAN & SCHOLE LLP



                                                                    May 13, 2005



Conversion Services International, Inc.
100 Eagle Rock Avenue
East Hanover, New Jersey 07936


Ladies and Gentlemen:


      We have acted as counsel for Conversion Services International, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form SB-2 (the "Registration Statement"), to be filed by the Company with the Securities and Exchange Commission covering the offer and sale of up to 164,458,327 shares of the Company's common stock, $0.001 par value per share (the "Common Stock"), that are issued and outstanding, or that may be issuable upon conversion of certain notes and the exercise of warrants.



      It is our opinion that the Common Stock being registered, when sold in the manner and for the consideration contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.


      We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters."



                                    Very truly yours,

                                    By: /s/ Ellenoff Grossman & Schole LLP
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                                        Ellenoff Grossman & Schole LLP